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                                                                    EXHIBIT 99.2
                              April 17, 2003 04:14 PM US Eastern Timezone

Evercore Partners and Thomas H. Lee Partners Complete $1.5 Billion Recapitalization of American Media, Inc.

NEW YORK--(BUSINESS WIRE)--April 17, 2003--American Media, Inc. is pleased to announce the closing of a recapitalization of the company by Evercore Capital Partners and Thomas H. Lee Partners.

The recapitalization values the company at $1.5 billion.

American Media, Inc. is one of the largest media companies in the U.S. The company publishes six of the 14 best selling weekly magazines, including the #2 and #4 titles, the National Enquirer and Star. AMI recently acquired Weider Publications, the leading publisher of health and fitness magazines, including Shape, Men's Fitness, Muscle & Fitness, Muscle & Fitness Hers, Flex, Fit Pregnancy and Natural Health. The company also publishes the best selling country music magazines, Country Weekly and Country Music; a Latino entertainment magazine, Mira!; two automotive magazines, AMI's Auto World and NOPI Street Performance Compact; and more than 200 Mini-Mags and Digests. AMI recently launched its own book division with seven titles released to date. In addition to print properties, AMI owns Distribution Services, Inc., the country's #1 in-store magazine merchandising company.

Evercore Partners, based in Los Angeles and New York, manages approximately $1.3 billion of committed capital through its Evercore Capital Partners ("ECP") affiliate. ECP investments include AMI, Energy Partners, Telenet and Vertis.

Thomas H. Lee Partners, L.P. is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital. Notable transactions sponsored by the firm include: Houghton Mifflin, TransWestern Publishing, National Waterworks, Endurance Specialty Insurance, Vertis, Eye Care Centers of America, Cott Corporation, United Industries, Rayovac, Fisher Scientific International, Experian, GNC and Snapple Beverage.

Media:
American Media, Inc.
Howard J. Rubenstein, 212/843-8080
hrubenstein@rubenstein.com
Gerald McKelvey, 212/843-8013
gmckelvey@rubenstein.com
or
Evercore Partners
Davis Weinstock, 212/953-2550
davis@cwnyc.com
or
Thomas H. Lee Partners
Jenna Focarino, 203/221-2790
jfocarino@mdgpr.com